PEPSICO SAYS IT PLANS TO RESUME
SHARE REPURCHASES IMMEDIATELY

Company to spend up to $2 billion on its shares
under terms of emergency order by the SEC;
CEO "very confident" about growth prospects

PURCHASE, N.Y., Sept. 17 - PepsiCo, Inc. said today it will resume share repurchases immediately under the terms of the emergency relief order announced Friday by the Securities and Exchange Commission.

PepsiCo said it has been authorized by its board of directors to buy-back up to $2 billion worth of its common stock during the term of the SEC’s emergency relief.

PepsiCo had rescinded its share repurchase program in December to qualify its planned merger with The Quaker Oats Company for pooling-of-interests accounting treatment. The merger was completed on August 2.

However, the SEC’s emergency order allows companies which had accounted for business combination transactions as a pooling of interests to repurchase shares for five business days following the reopening of U.S. equities markets after Sept. 11, 2001. Therefore, repurchases under the emergency order will not compromise PepsiCo’s ability to account for its acquisition of Quaker as a pooling of interests.

“We are deeply saddened by the tragic events of the last week,” said PepsiCo Chairman and Chief Executive Officer Steve Reinemund. “Nonetheless, we remain very confident in PepsiCo’s growth prospects and the stability of the marketplace. We welcome the opportunity to support that stability by buying back shares in a disciplined fashion.

“While no company is immune to economic turbulence, we continue to believe we can achieve our previously stated goals.”

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